UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 1, 2017
(Date of earliest event reported)

METROSPACES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-186559	90-0817201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

888 Brickell Key Dr., Unit 1102 Miami, FL		33131
(Address of principal executive offices)		(Zip Code)

(305) 600-0407

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

In August and September 2017, CF3 Enterprises, LLC (“CF3”) acquired claims against the Registrant for failure to pay promissory notes and breach of contracts, which totaled $1,037,238.88, from several persons (the “Claimants”) pursuant to claim purchase agreements, under which CF3 agreed with them that it would bring legal action against the Company seeking a judgment for that amount and would attempt to settle these claims pursuant to a judicially approved Settlement Agreement (the “Settlement Agreement”) and, if successful in so settling, would pay each of the Claimants a specified amount each month for seven months; the aggregate amounts to be paid each month vary from $1.00 to approximately $230,000.

Under the Settlement Agreement, the Registrant would be required monthly issue to CF3 a number of shares of the Registrant’s Common Stock (“Common Stock”) determined by dividing the aggregate amount of the payment that CF3 is obligated to pay to the Claimants for that month by the lowest price at which such common stock has sold during the previous 30 days, multiplied by discount rate of 50 percent, which is subject to adjustment in certain events. The number of shares of Common Stock that the Registrant may issue to CF3 on any date is limited by a provision in the Settlement Agreement to the effect that CF3 may not be the holder of more than 9.99% of Common Stock after such issuance. Because the number of shares to be issued is based upon the market price of the Common Stock, the total number of shares to be issued under the Settlement Agreement is indeterminable. The provisions of the Settlement Agreement require the Registrant to take action to increase the number of shares of its authorized common stock from 10,000,000,000 to 20,000,000,000 and the Registrant intends to take action so to do as quickly as practicable.

On September 26, 2017, in compliance with the claim purchase agreements, CF3 filed a complaint against the Registrant in respect of the above mentioned claims in the Seventeenth Circuit Count in and for Broward County, Florida, seeking a judgment against the Company for $1,037,238.88, plus interest and attorney’s fees, under the caption “CF3 Enterprises, LLC v. Metrospaces, Inc.” The lawsuit was assigned Case No. CACE17017866. On October 4, 2017, the Registrant filed an answer to the complaint, admitting each and every one of the allegations set forth in the complaint, acknowledging and accepting informal service of process and waiving all objections to service thereof, and asserting as an affirmative defense, the facts that the parties entered into the Settlement Agreement on the terms described above, and that the Registrant and CF3 had agreed therein to resolve all of the claims set forth in the complaint in accordance therewith. On October 4, 2017, the parties filed a joint motion seeking an order approving the Settlement Agreement, stating that there would be submitted to the court an agreed proposed order approving the Settlement Agreement and the fairness thereof and a stipulation and order of dismissal.

On November 1, 2017, a hearing on the joint motion was held, at which the full terms of the Settlement Agreement were disclosed and at which the court entered an order, dated November 1, 2017, approving the Settlement Agreement and ordering the Registrant and CF3 to comply with its terms.

On November 14, 2017, CF3 submitted a request for the issuance of 460,000,000 shares of Common Stock in respect of the first monthly issuance under the Settlement Agreement and by virtue thereof, became the holder of these shares on that date. After the issuance of these shares, the Registrant has 4,609,712,186 shares of its common stock issued and outstanding of which the shares issued to CF3 constitute approximately 9.99%.

A copy of the Settlement Agreement is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description is qualified by its entirety by reference thereto.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On November 14, 2017, the Registrant issued 460,000,000 shares of its common stock to CF3 Enterprises, LLC pursuant to the Settlement Agreement described in Item 1. These shares are exempt from the provisions of the Securities Act of 1933, including the registration provisions thereof, pursuant to Section 3(a)(10) thereof. Registrant’s transfer has has not yet delivered a certificate representing these shares but is expect to do so soon.

Section 9 – Financial Statements and Exhibits Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report:

EXHIBIT INDEX

Exhibit Description

10.1  Settlement Agreement, dated as of September 28, 2017, by and between the Registrant and CF3 Enterprises, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROSPACES, INC.

By: /s/ Oscar Brito

Oscar Brito
Vice President

Dated: December 15, 2017